Exhibit 4.2

BY-LAW NO. 2

of

VILLAGE FARMS INTERNATIONAL, INC.

(the “Corporation”)

INTERPRETATION

1.1 Expressions used in this By-law shall have the same meanings as corresponding expressions in the Canada Business Corporations Act (the “Act”).

2. FINANCIAL YEAR

2.1 Until changed by the directors, the financial year of the Corporation shall end on the last day of December in each year.

3. DIRECTORS

3.1 Number. The number of directors shall be not fewer than the minimum and not more than the maximum provided in the articles. At each election of directors, the number elected shall be the number of directors then in office unless the directors or the shareholders otherwise determine.

3.2 Quorum. A quorum of directors shall be a majority of the directors or such greater or lesser number as the directors or shareholders may from time to time determine.

3.3 Calling of Meetings. Meetings of the directors shall be held at such time and place as the Chair of the Board, the President or any two directors may determine.

3.4 Notice of Meetings. Notice of the time and place of each meeting of directors shall be given to each director by telephone not less than 48 hours before the time of the meeting or by written notice not less than four days before the date of the meeting, provided that the first meeting immediately following a meeting of shareholders at which directors are elected may be held without notice if a quorum is present. Meetings may be held without notice if the directors waive or are deemed to waive notice.

3.5 Meeting by Telephonic or Electronic Facility. If all the directors of the Corporation consent, a meeting of directors or of a committee of directors may be held by means of a telephonic, electronic or other communication facility that permits all persons participating in the meeting to communicate adequately with each other, and a director participating in a meeting by such means is deemed to be present at that meeting.

3.6 Chair. The Chair of the Board, or in the Chair’s absence the President if a director, or in the President’s absence a director chosen by the directors at the meeting, shall be chair of any meeting of directors.

3.7 Voting at Meetings. At meetings of directors, each director shall have one vote and questions shall be decided by a majority of votes. In case of an equality of votes, the chair of the meeting shall have a second or casting vote.

4. OFFICERS

4.1 General. The directors may from time to time appoint a Chair of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as the directors may determine.

4.2 Chair of the Board. The Chair of the Board, if any, shall be appointed from among the directors and when present shall be chair of meetings of directors and shareholders and shall have such other powers and duties as the directors may determine.

4.3 President. Unless the directors otherwise determine, the President shall be appointed from among the directors and shall be the chief executive officer of the Corporation and shall have general supervision of its business and affairs and in the absence of a Chair of the Board shall be chair of meetings of directors and shareholders when present.

4.4 Vice-President. A Vice-President shall have such powers and duties as the directors or the chief executive officer may determine.

4.5 Secretary. The Secretary shall give required notices to shareholders, directors, auditors and members of committees, act as secretary of meetings of directors and shareholders when present, keep and enter minutes of such meetings, maintain the corporate records of the Corporation, have custody of the corporate seal and shall have such other powers and duties as the directors or the chief executive officer may determine.

4.6 Treasurer. The Treasurer shall keep proper accounting records in accordance with the Act, have supervision over the safekeeping of securities and the deposit and disbursement of funds of the Corporation, report as required on the financial position of the Corporation, and have such other powers and duties as the directors or the chief executive officer may determine.

4.7 Assistants. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant unless the directors or the chief executive officer otherwise direct.

4.8 Variation of Duties, The directors may, from time to time, vary, add to or limit the powers and duties of any officer.

4.9 Term of Office. Each officer shall hold office until the officer’s successor is elected or appointed, provided that the directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Corporation.

5. INDEMNIFICATION AND INSURANCE

5.1 Indemnification of Directors and Officers. The Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity of another entity, and the heirs and legal representatives of such a person to the extent permitted by the Act.

5.2 Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in the preceding section to the extent permitted by the Act.

6. SHAREHOLDERS

6.1 Quorum. A quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at She meeting.

6.2 Casting Vote. In case of an equality of votes at a meeting of shareholders, the Chair of the meeting shall have a second or casting vote.

6.3 Scrutineers, The Chair at any meeting of shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the meeting.

6.4 Electronic Meetings and Voting. If the directors call a meeting of shareholders, they may determine that the meeting of shareholders shall be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and any vote at that meeting of shareholders shall be held entirely by means of that communication facility. A meeting of shareholders may also be held at which some, but not all, persons entitled to attend may participate and vote by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting/such a communication facility, if the Corporation makes one available. A person participating in a meeting by such means is deemed to be present at the meeting. Any vote at a meeting of shareholders may be also held entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes one available, even if none of the persons entitled to attend otherwise participates in the meeting by means of a communication facility. For the purpose of voting, a communication facility that is made available by the Corporation must enable the votes to be gathered in a manner that permits their subsequent verification and permits the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

7. DIVIDENDS AND RIGHTS

7.1 Declaration of Dividends. Subject to the Act, the directors may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation.

7.2 Cheques. A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. In the case of joint holders, the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their address in the Corporation’s securities register. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

7.3 Non-Receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the directors may from time to time prescribe, whether generally or in any particular case.

7.4 Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

8. EXECUTION OF INSTRUMENTS

8.1 Deeds, transfers, assignments, agreements, proxies and other instruments may be signed on behalf of the Corporation by any director or officer or in such other manner as the directors may determine.

9. NOTICE

9.1 A notice mailed to a shareholder, director, auditor or member of a committee shall be deemed to have been received at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or the document at that time or at all.

9.2 Electronic Delivery. Provided the addressee has consented in writing or electronically in accordance with the Act and the regulations thereunder, the Corporation may satisfy the requirement to send any notice or document referred to in section 9.1 by creating and providing an electronic document in compliance with the Act and the regulations under the Act. An electronic document is deemed to have been received when it enters the information system designated by the addressee or, if the document is posted on or made available through a generally accessible electronic source, when the addressee receives notice in writing of the availability and location of that electronic document, or, if such notice is sent electronically, when it enters the information system designated by the addressee.

9.3 Accidental omission to give any notice to any shareholder, director, auditor or member of a committee or non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice.

Schedule B

BY-LAWS

By-laws relating generally to the transaction

of the business and affairs of

HOT HOUSE GROWERS INC.

(the “Corporation”)

MEETINGS OF DIRECTORS

1. Convening Of Meetings

1.1 Meetings of directors may be held at such time and place as the directors may from time to time determine, and may be convened by the Chairman, the President, a Vice-President or any two directors.

2. Chairman of the Meeting

2.1 The Chairman, if any, or if he is absent, the President, if any, or if he is absent, such director as shall be chosen by the directors present from amongst their number shall act as Chairman at a meeting of the directors.

3. Notice of Meeting

3.1 Subject to By-Law 3.2, notice of a meeting of directors shall be delivered, mailed or faxed to each director not less then two days (exclusive of the day on which notice is delivered, mailed or faxed but inclusive of the day for which notice is given) before the meeting is to take place.

32 A notice of a meeting of directors need not be given:

(a) for the meeting held immediately after an election of directors; or

(b) to a director appointed by the directors to fill a vacancy amongst the directors for the meeting at which he is so appointed.

4. Quorum

4.1 The quorum necessary for the transaction of business of the directors or committee of directors shall be fixed by the directors and if not so fixed shall be a majority of the directors or committee of directors or, if there is only one director the quorum shall be one.

5. Voting

5.1 Questions arising at a meeting of directors or committee of directors shall be decided by a majority vote of the directors or committee present.

5.2. If there is an equality of votes cast on a question arising at a meeting of directors or at a meeting of a committee of directors, the Chairman of the meeting shall not have a second or casting vote.

6. Meeting by Conference Call

6.1 A director may, if all the directors of the Corporation consent, participate in a meeting of the board or any committee of the directors by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other. A director participating in a meeting at the meeting, shall be counted in the quorum and shall be entitled to speak and vote.

MEETINGS OF SHAREHOLDERS

By-Laws 7 to 9.3 apply at meetings of every class and series of shareholders.

7. Quorum

7.1 Unless the articles otherwise provide, two shareholders or proxyholders present in person and holding in person or by proxy not less than 10% of the shares entitled to vote at the meeting constitute a quorum at a meeting of shareholders.

8. Chairman of the Meeting

8.1 The Chairman of the Board, if any, or in his absence the President, if any, or in his absence a Vice-President, if any, shall be entitled to preside as Chairman at every general meeting of the Corporation.

8.2 If at any general meeting neither the Chairman of the Board nor President nor a Vice- President is present within fifteen minutes after the time appointed for holding the meeting or is willing to act as chairman, or if the Corporation has not appointed officers, the directors present shall choose someone of their number to be chairman or if all the directors present decline to take the chair or shall fail to so choose or if no director is present, the members present shall choose one of their number to be chairman.

8.3 The Chairman presiding at a meeting of shareholders shall conduct the proceedings thereat, and his decision on all things including, without restricting the generality of the foregoing, any question regarding the validity of a proxy, shall be final.

8.4 The Chairman presiding at a meeting of shareholders, or the meeting, may invite any person not otherwise entitled to attend the meeting.

8.5 Unless a ballot is demanded, a declaration by the Chairman presiding at a meeting of shareholders that a resolution has carried, has carried by a particular majority or has not carried on a vote by a show of hands, and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the result of the vote without proof of the number or proportion of the votes cast in favour of or against the resolution.

Voting

9.1 A vote taken by ballot is deemed to be the decision of the meeting notwithstanding a vote taken by a show of hands on the same question.

9.2 If there is an equality of votes cast, either by a show of hands or by ballot, on a question arising at a meeting of shareholders, the Chairman presiding at the meeting shall not have a second or casting vote.

9.3 No motion proposed at a meeting of shareholders need be seconded, and the Chairman presiding at the meeting may propose or second a motion.

SEAL

10. Corporate Seal

10.1 The directors may provide a seal for the Corporation and, if they do so, shall provide for the safe custody of the seal which shall not be affixed to any instrument except in the presence of the following person, namely:

(a)	any two directors; or

(b)

one of the Chairman of the Board, the President, the Managing Director, a director and a Vice-President together with one of the Secretary, the Treasurer, the Secretary-Treasurer, an Assistant Secretary, an Assistant Treasurer and an Assistant Secretary-Treasurer; or

(c)	if the Corporation has only one shareholder, the President or the Secretary; or

(d)	such person or persons as the directors may from time to time by resolution appoint,

and the said directors, officers, person or persons in whose presence the seal is so affixed to an instrument shall sign such instrument. For the purpose of certifying under the seal true copies of any document or resolution the seal may be affixed in the presence of any one of the foregoing persons.

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

11. Limitation Of Liability

11.1 Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by an error, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Canada Business Corporations Act (the “Act”) and the regulations thereunder or form liability for any breach thereof

12. Indemnity

12.1 Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation of such body corporate, if:

(a)	he acted honestly in good faith with a view to the best interest of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The	Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.

13. Insurance

13.1 The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 11 hereof against such liabilities and in such amounts as the Board may from time to time determine as permitted by the Act.

AMENDED AND RESTATED BY-LAW NO. 3

of

VILLAGE FARMS INTERNATIONAL, INC.

(the “Corporation”)

1. ADVANCE NOTICE PROVISIONS

1.1 For purposes of this By-Law No. 3:

“Act” means the Canada Business Corporations Act and the regulations thereunder, as from time to time amended, and every statute or regulation that may be substituted therefor and, in the case of such amendment or substitution, any reference in this By-Law No. 3 shall be read as referring to the amended or substituted provisions;

“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;

“public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

“Representatives” of a person means the affiliates and associates of such person, all persons acting jointly or in concert with any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and “Representative” means any one of them.

1.2 Subject only to the Act, and for so long as the Corporation is a distributing corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board of directors of the Corporation (the “Board”) may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors,

1.2.1 by or at the direction of the Board, including pursuant to a notice of meeting;

1.2.2 by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

1.2.3 by any person (a “Nominating Shareholder”):

1.2.3.1.

who, at the close of business on the date of the giving of the notice provided for below in this Section 1 and at the close of business on the record date for notice of such meeting of shareholders, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

1.2.3.2.	who complies with the notice procedures set forth below in this Section 1.

1.3 In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof (in accordance with Section

1.4 below) in proper written form to the Board (in accordance with Section 1.5 below).

1.4 To be timely, a Nominating Shareholder’s notice to the Board must be made:

1.4.1  in the case of an annual meeting of shareholders (which includes an annual and special meeting), not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of the date that a notice of meeting is filed for such meeting or the date on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th ) day following the Notice Date;

1.4.2  in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the fifteenth (15th) day following the day that is the earlier of the date that a notice of meeting is filed for such meeting or the date on which the first public announcement of the date of the special meeting of shareholders was made; and

1.4.3 in the event of any adjournment or postponement of a meeting of shareholders, or an announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described above shall apply using the date of the adjourned or postponed meeting, or the date of announcement thereof, as the case may be. This means that a Nominating Shareholder who failed to deliver a timely Nominating Shareholder’s notice in proper written form to the directors for purposes of the originally scheduled shareholders’ meeting shall nonetheless be entitled to provide a Nominating Shareholder’s notice for purposes of any adjourned or postponed meeting of shareholders as the determination as to whether a Nominating Shareholder’s notice is timely is to be determined based off of the adjourned or postponed shareholders’ meeting date and not the original shareholders’ meeting date.

1.5 To be in proper written form, a Nominating Shareholder’s notice to the Board must set forth the information below, which includes information that is required to be included in a dissident proxy circular or that is necessary for the Corporation to determine director nominee qualifications, relevant experience, shareholding or voting interest in the Corporation, or independence in the same manner as would be required and disclosed for management nominees:

1.5.1 set forth, as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each, a “Proposed Nominee”):

1.5.1.1.	the name, age, business address and residential address of the person;

1.5.1.2.	the principal occupation or employment of the person for the past five years;

1.5.1.3.	the status of such person as a “resident Canadian” (as such term is defined in the Act);

1.5.1.4.

the class or series and number of shares which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

1.5.1.5.

full particulars regarding any contract, agreement, arrangement, understanding or relationship (collectively, “Arrangements”), including without limitation financial, compensation and indemnity related Arrangements, between the Proposed Nominee or any associate or affiliate of the Proposed Nominee and any Nominating Shareholder or any of its Representatives; and

1.5.1.6.

any other information relating to the Proposed Nominee or his or her associates or affiliates that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

1.5.2 set forth, as to each Nominating Shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made:

1.5.2.1.	the name, age, business address and, if applicable, residential address of such person;

1.5.2.2.	their direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Corporation, including the number or principal amount;

1.5.2.3.

full particulars regarding (1) any proxy or other Arrangement pursuant to which such person or any of its Representatives has a right to vote or direct the voting of any shares of the Corporation, and (2) any other Arrangement of such person or any of its Representatives relating to the voting of any shares of the Corporation or the nomination of any person(s) to the Board;

1.5.2.4.

full particulars regarding any Arrangement of such person or any of its Representatives, the purpose or effect of which is to alter, directly or indirectly, the economic interest of such person or any of its Representatives in a security of the Corporation or the economic exposure of any such person or any of its Representatives to the Corporation;

1.5.2.5.

full particulars regarding any Arrangement, including without limitation financial, compensation and indemnity related Arrangements, between the Proposed Nominee or any associate or affiliate of the Proposed Nominee and such person or any of its Representatives;

1.5.2.6.	proof that the Nominating Shareholder is a holder of record of securities of the Corporation, or a beneficial owner, entitled to vote at such meeting;

1.5.2.7.

whether such person or any of its Representatives intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination; and

1.5.2.8.

any other information relating to such person or any of its Representatives that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

The Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as a director of the Corporation or a member of any committee of the Board, including with respect to independence or any other relevant criteria for eligibility (including any stock exchange requirements) or that could be material to a reasonable shareholder’s understanding of the independence or eligibility, or lack thereof, of such Proposed Nominee.

1.6 All information to be provided in a timely notice pursuant to Section 1.5 above shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information forthwith if there are any material changes in the information previously disclosed.

1.7 For the avoidance of doubt, Section 1.2 above shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation. No person shall be eligible for election as a director of the Corporation unless such person has been nominated in accordance with the provisions of this Section 1; provided, however, that nothing in this Section 1 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

1.8 Notwithstanding any other provision of this Section 1 or any other by-law of the Corporation, any notice or other document or information required to be given to the Board pursuant to this Section may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Board for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Board at the address of the principal executive offices of the Corporation, emailed (to the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

1.9 Notwithstanding the foregoing, the Board may, in its sole discretion, waive all or any of the requirements in this Section.

THIS AMENDED AND RESTATED BY-LAW NO. 3 amends and restates the Corporation’s original By-Law No. 3 that was previously in effect.

APPROVED by the directors of the Corporation on March 23, 2017.

CONFIRMED by the shareholders of the Corporation on June 27, 2017.